Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

ROME-MILAN HOLDINGS, INC.

The Rome-Milan Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation adopted a resolution approving the amendment of the Corporation’s Certificate of Incorporation to change the Corporation’s name to “WestRock Company”.

SECOND: That pursuant to Section 228 of the General Corporation Law of the State of Delaware the Corporation’s sole shareholder adopted a resolution approving the amendment of the Corporation’s Certificate of Incorporation pursuant to Section 242 of the General Corporation Law of the State of Delaware to change the Corporation’s name to “WestRock Company”. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first Article of the Certificate of Incorporation be amended to read as follows: “FIRST: The name of the corporation (hereinafter called the “Corporation” is WestRock Company.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 15th day of May, 2015.

ROME-MILAN HOLDINGS, INC.

/s/ Robert B. McIntosh
By:	Robert B. McIntosh
Title:	Executive Vice President, General Counsel and Secretary